Exhibit 16.1

June 12, 2001


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 12, 2001, of WorldWide Web NetworX Corporation and are in agreement with the statements contained in paragraphs #1, #2, #3 and #4 on page 2 therein. We have no basis to agree or disagree with any other statements of the registrant contained therein.


Very truly yours,

/s/  Ernst & Young LLP

Ernst & Young LLP
Philadelphia, Pennsylvania